Exhibit 99.1

ScanSource Reports Fourth Quarter and Fiscal Year Results

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE ACHIEVES RECORD ANNUAL REVENUES AND EARNINGS

Excellent results realized in AIDC, Communications and Security Products

GREENVILLE, SC — August 18, 2011—ScanSource, Inc. (NASDAQ:SCSC), the leading international distributor of AIDC (automatic identification and data capture), point of sale, communications, and physical security products for the reseller market, today announced complete financial results for its fourth quarter and fiscal year ended June 30, 2011.

Quarter ended June 30, 2011:		Fiscal Year ended June 30, 2011:
Net sales	$735 million	Net sales	$2,667 million
Net income	$19.7 million	Net income	$73.5 million
Diluted EPS	$0.71 per share	Diluted EPS	$2.70 per share

“ScanSource delivered record results in a tough economy by focusing on our core competencies and taking market share,” said Mike Baur, CEO, ScanSource, Inc. “All of our business units performed exceptionally well, with the strongest year-over-year growth in our International segment.”

For the quarter ended June 30, 2011, net sales increased 26.2% to $734.9 million compared to $582.3 million for the quarter ended June 30, 2010. Operating income increased by 39.4% to $29.2

ScanSource Reports Fourth Quarter and Fiscal Year Results

million from $21.0 million in the comparable prior year quarter. Net income increased 39.9% to $19.7 million for the quarter ended June 30, 2011 versus $14.0 million for the quarter ended June 30, 2010. The effective tax rate for the quarter decreased to 31.7% in the current quarter from 33.1% in the prior year quarter. Diluted earnings per share increased 36.5% to $0.71 in the current quarter compared to $0.52 in the prior year quarter.

For the year ended June 30, 2011, net sales increased $552 million or 26.1% to $2.7 billion, from the prior year ended June 30, 2010. Fiscal year operating income also increased 49.3% to $113.1 million from $75.8 million from the prior year. Net income increased 50.6% to $73.5 million compared to $48.8 million from the prior fiscal year. The effective tax rate for the year was 34.3% compared to 35.6% for the prior fiscal year. Diluted earnings per share increased 48.4% to $2.70 compared to $1.82 in the prior fiscal year.

Forecast for Next Quarter

The Company announced its revenue forecast for the first quarter of fiscal 2012. ScanSource expects that net revenues for the quarter ending September 30, 2011 could range from $730 million to $750 million.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, factors affecting our expanded operations in emerging markets, such as Brazil, that expose us to greater political and

ScanSource Reports Fourth Quarter and Fiscal Year Results

economic volatility than our operations in established markets, the results of purchase accounting, macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a continued economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2010 filed with, and the Company’s annual report on Form 10-K for the year ended June 30, 2011 to be filed with, the Securities and Exchange Commission.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ:SCSC) is the leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe. ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #839 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports Fourth Quarter and Fiscal Year Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	June 30, 2011	June 30, 2010 *
Assets
Current assets:
Cash and cash equivalents	$28,747	$34,605
Accounts receivable, less allowance of	462,102	357,749
$26,562 at June 30, 2011
$21,907 at June 30, 2010
Inventories	467,350	346,610
Prepaid expenses and other assets	35,421	16,762
Deferred income taxes	15,894	12,066

Total current assets	1,009,514	767,792

Property and equipment, net	36,819	23,528
Goodwill	59,090	33,785
Other assets, including identifiable intangible assets	76,765	34,645

Total assets	$1,182,188	$859,750

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$—
Short-term borrowings	3,164	—
Current portion of contingent consideration	2,398	—
Accounts payable	406,453	287,864
Accrued expenses and other liabilities	60,157	35,027
Income taxes payable	5,175	7,948

Total current liabilities	477,347	330,839

Long-term debt	30,429	30,429
Borrowings under revolving credit facility	26,513	—
Long-term portion of contingent consideration	21,396	—
Other long-term liabilities	39,109	11,631

Total liabilities	594,794	372,899

Shareholders’ equity:
Common stock	123,608	111,951
Retained earnings	460,157	386,634
Accumulated other comprehensive loss	3,629	(11,734)

Total shareholders’ equity	587,394	486,851

Total liabilities and shareholders’ equity	$1,182,188	$859,750

*	Derived from audited financial statements at June 30, 2010.

ScanSource Reports Fourth Quarter and Fiscal Year Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Income Statements (Unaudited)

(in thousands, except per share information)

	Quarter ended June 30,		Year ended June 30,
	2011	2010*	2011	2010*
Net sales	$734,891	$582,342	$2,666,531	$2,114,979
Cost of goods sold	660,520	525,520	2,392,224	1,896,052

Gross profit	74,371	56,822	274,307	218,927

Operating expenses:
Selling, general and administrative expenses	45,129	35,840	161,198	143,151

Operating income	29,242	20,982	113,109	75,776
Other expense (income):
Interest expense	541	365	1,723	1,472
Interest income	(294)	(228)	(1,212)	(1,387)
Other, net	220	(150)	712	(50)

Income before income taxes	28,775	20,995	111,886	75,741
Provision for income taxes	9,115	6,947	38,363	26,929

Net income	$19,660	$14,048	$73,523	$48,812

Per share data:
Net income per common share, basic	$0.73	$0.53	$2.74	$1.83

Weighted-average shares outstanding, basic	27,056	26,669	26,872	26,605

Net income per common share, diluted	$0.71	$0.52	$2.70	$1.82

Weighted-average shares outstanding, diluted	27,515	26,937	27,246	26,869

*	Derived from audited financial statements at June 30, 2010